SUNAMERICA SERIES TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that the undersigned Trustees of SunAmerica Series Trust do hereby constitute and appoint Gregory N. Bressler, Kathleen D. Fuentes, Christopher J. Tafone, Edward J. Gizzi, Gregory R. Kingston, and John T. Genoy or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with respect to all matters arising in connection with any Registration Statement on Form N-1A or Form N-14 and any and all amendments (including pre- and post-effective amendments) thereto, with full power and authority to execute said Registration Statement for and on behalf of the undersigned, in our names and in the capacities indicated below, and to file the same, together with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission. The undersigned hereby give to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in fact would have if personally acting. The undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.

WITNESS the due execution hereof on the date and in the capacity set forth below.

Signature	Title	Date

/s/ Bruce G. Willison	Chairman and Trustee	October 7, 2020
Bruce G. Willison

/s/ Garrett F. Bouton	Trustee	October 7, 2020
Garrett F. Bouton

/s/ Carl Covitz	Trustee	October 7, 2020
Carl D. Covitz

/s/ Sharon French	Trustee	October 7, 2020
Sharon French

/s/ Jane Jelenko	Trustee	October 7, 2020
Jane Jelenko

/s/ Gilbert Ray	Trustee	October 7, 2020
Gilbert T. Ray

/s/ Allan Sher	Trustee	October 7, 2020
Allan L. Sher